AMENDMENT TO SUB-ADVISORY AGREEMENT

     THIS AMENDMENT is entered into as of March 1, 2017 to amend the SUB-ADVISORY AGREEMENT (the "Agreement") dated December 18, 2013, and amended as of November 20, 2015 by and between Callan Associates Inc., a California corporation with its principal place of business at 600 Montgomery Street, Suite 800, San Francisco, CA 94111-2710 (the "Adviser"), and SSGA Funds Management, Inc. a Massachusetts corporation with its principal place of business at One Lincoln Street, Boston, MA 02111-2900 (the "Sub-Adviser").

     WHEREAS, pursuant to authority granted to the Adviser by the Board of Trustees (the "Board") of THE KP FUNDS (the "Trust") on behalf of the series set forth on Schedule A to the Agreement (the "Fund") and pursuant to the provisions of the Investment Advisory Agreement dated as of December 18th, 2013 between the Adviser and the Fund (the "Management Agreement"), the Adviser has selected the Sub-Adviser to act as sub-investment adviser of the Fund and to provide certain related services, as more fully set forth in the Agreement;

     WHEREAS, the Adviser and the Sub-Adviser desire to amend the Fee Schedule set forth in SCHEDULE A of the Agreement;

     NOW, THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, the parties agree that the Agreement is hereby amended as follows:

     1. The SCHEDULE A attached to this Amendment hereby replaces the current SCHEDULE A to the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

CALLAN ASSOCIATES INC.

By: /s/ Gregory C. Allen
    --------------------
Name: Gregory C. Allen
Title: President and Director of Research

SSGA FUNDS MANAGEMENT, INC.

By: /s/ Ellen M. Needham
    --------------------
Name: Ellen M. Needham
Title: President

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                                   SCHEDULE A
                                     TO THE
                             SUB-ADVISORY AGREEMENT
                   AS AMENDED EFFECTIVE MARCH 1, 2017 BETWEEN

                             CALLAN ASSOCIATES INC.
                                      AND
                          SSGA FUNDS MANAGEMENT, INC.

Each Fund will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the portion of the respective Fund (or "Assets" as defined in this Agreement) as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:


FUND                                                               RATE

KP Large Cap Equity Fund -- Passive Large Cap                      [REDACTED]
Equity (S&P 500 Index) Sub-Strategy

KP Small Cap Equity Fund -- Passive Small Cap                      [REDACTED]
Equity (Russell 2000 Index) Sub-Strategy

KP International Fund -- Passive International                     [REDACTED]
Equity (MSCI EAFE Index) Sub-Strategy

KP International Fund -- Passive International                     [REDACTED]
Small Cap Equity (MSCI EAFE Small Cap Index)
Sub-Strategy

KP Fixed Income Fund -- Fixed Income                               [REDACTED]
(Bloomberg Barclays U.S. Aggregate Index) Sub-
Strategy


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